EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of the  25th day of October, 2010 and shall become effective on January 1, 2011 (the “Effective Date”), by and between Associated Estates Realty Corporation, an Ohio corporation (the “Company”), and Martin A. Fishman, (the “Executive”).

RECITALS

A.        At the request of the President and CEO of the Company, on December 31, 2010, Executive intends to resign from his position of Vice President, General Counsel and Secretary of the Company.

B.          Following such resignation, the Company desires to employ Executive in a senior advisory capacity in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

1.         Certain Obligations Deriving From Resignation.  In consideration of Executive’s resignation, on December 31, 2010, the Company shall pay executive the sum of Four Hundred One Thousand Two Hundred Fifty Dollars ($401,250). As additional consideration for such resignation, the Company shall pay Executive’s 2010 cash bonus and award restricted share grant(s) on the same date and in the same amount that such cash bonus and restricted share grant(s) for 2010 would have been paid and awarded and vested, as the case may be, if Executive would not have resigned his position as Vice President and General Counsel and Secretary.  The Company and Executive acknowledge and agree that the amounts set forth in this Agreement, including, without limitation, the Other Benefits (defined below),  represent the entire compensation package that Executive is entitled to receive in respect of his employment with the Company for periods from and after the Effective Date.

2.         Senior Advisor Position and Term. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as a senior advisor to the Company.

3.         Senior Advisor’s Duties and Compensation.

(a) Executive’s duties as a senior advisor shall be any duties reasonably requested of him by the President and CEO or the Company’s Board of Directors that are appropriate for Executive’s knowledge and experience as a former general counsel. Executive’s duties may include, by way of illustration, supervising the Company’s insurance programs, administering the Company’s real estate tax administration, HUD 2530 compliance and transitioning his former responsibilities as general counsel and secretary.

(b) Executive shall be expected to devote up to sixteen (16) hours per week in the performance of such services, except for reasonable periods of illness and usual vacation periods.  Such services may be provided by telephone and/or electronic mail.

(c)  As compensation for Executive’s agreement to serve as a senior advisor, the Company shall pay Executive at the rate of Two Hundred Thousand Dollars ($200,000) per year, payable in installments on the Company’s regular payroll dates (“Senior Advisor Salary”).

(d)  The Company will reimburse Executive, upon submission of appropriate vouchers and supporting documentation, for customary expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s policies and procedures for reimbursement of such expenses, as they may be amended from time to time or at any time. The Company shall also pay the legal fees incurred by Executive in connection with the preparation, negotiation, execution and delivery of this Agreement.

(e)  Executive and his eligible family members and dependents shall be entitled to all of the full time employee benefits that he currently receives from the Company pursuant to the Company’s policies and procedures for the provision of employee benefits to eligible recipients, as they may be amended from time to time or at any time, including, without limitation, all medical, health, and insurance benefits.   After the Effective Date, Executive shall no longer have the right to receive (i) annual contributions based upon a percentage of compensation from the Company into the Associated Estates Realty Corporation Supplemental Executive Retirement Plan (“SERP”); or (ii) new grants of restricted stock or equity awards in respect of periods from and after the Effective Date. Executive shall remain eligible to receive any restricted stock or other equity awards and exercise options that were granted to him prior to the Effective Date or in respect of calendar year 2010, but which vest after the Effective Date (collectively, together with the SERP and the interests payments that Executive is entitled to receive on the SERP, the “Other Benefits”).

(f)   After the Effective Date, Executive may practice law, act as a consultant and pursue other activities that are not in competition with the Company. Executive shall not be subject to any non-competition limitations after the Termination Date.

(g)   Executive agrees to observe and perform, in all materials respects, his obligations under Section 5.6 of the operative document that memorializes the SERP, a copy of which is attached to this Agreement as Exhibit “A”; provided, that, the obligations set forth in Section 5.6(b) thereof shall not survive the Termination Date.

(h)     SERP funds shall be distributed to Executive in accordance with and subject to the terms of the SERP and any election he may have properly made thereunder, it being understood that SERP funds that were contributed and vested prior to January 1, 2005, shall be distributable as determined by the Committee beginning within 30 days following Executive's retirement from the Company, and that SERP funds that were contributed on or after January 1, 2005, shall be distributed within 30 days following Executive’s separation from service under the Plan (meaning generally a reduction in the level of services performed to 20% or less of Executive's average level of service during the preceding 36-month period), subject to a delay of six months if required by the terms of Plan, and otherwise in accordance with Section 409A of the Internal Revenue Code.  Until distributed, Company shall cause Executive’s SERP funds to accrue interest at the rate of two (2%) percent, per annum after the Effective Date.  Capitalized terms used in this Section that are not otherwise defined shall have the meaning given to such terms in the SERP.

4.         Withholding.  The Company shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.  The Company shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

5.         Term and Termination.

(a)        Basic Term.  The Executive’s employment hereunder shall be for a term (the “Term”) commencing on the Effective Date, and expiring on the date that is the first to occur of (i) the date that is four (4) years after the Effective Date; and (ii) the date of the termination of this Agreement pursuant to this Section 5 (the “Termination Date”).

 (b)       Termination For Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” upon the occurrence of any of the following circumstances:

(i) Executive is convicted of fraud or a felony;

(ii) Other than as a result of disability, Executive consistently fails to perform his duties and responsibilities as specified in Section 3(a) and Section 3(b) above and the failure continues for thirty (30) days after the Company has advised him in writing of that failure; or

(iii) Executive has materially breached any provision of this Agreement (other than Section 3(a) or Section 3(b) above, as to any breach of which Section 5(b)(ii) would apply) and the breach has not been cured in all substantial respects within thirty (30) days after the Company has advised him in writing of the nature of the breach.

If the Company notifies Executive that it is terminating his employment for Cause under this Section 5(b), Executive will have the right to have the justification for the termination determined by arbitration. Executive may exercise this right by serving a written request for arbitration on the Company within thirty (30) days after his receipt of notice of the termination for Cause from the Company. Upon receipt of any such request for arbitration from Executive, the Company will promptly request arbitration as provided in Section 10(d). Both the Executive and the Company will use all reasonable efforts to facilitate and expedite any such arbitration and will act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, the Company will continue to pay and provide to the Executive all compensation and benefits to which he is entitled during the continuation of his employment under this Agreement (without regard to the purported termination of that employment by the Company) (collectively, “Conditional Payments”). If at any time during the pendency of any such arbitration the Company fails to pay and provide all Conditional Payments to the Executive in a timely manner, the Company will be deemed to have automatically waived whatever rights it then may have had to terminate the Executive’s employment for Cause and the Company’s notice of termination will be deemed to be automatically rescinded. Notwithstanding anything to the contrary contained in this Section 5(b), if, pursuant to an arbitration under Section 10(d), an arbitration panel determines that Executive was not entitled to all or any portion of the Conditional Payments, then Executive shall promptly reimburse such Conditional Payments to the Company within thirty (30) days after the date upon which such arbitration panel renders its award.

(c)        Death or Disability. Executive’s employment under this Agreement will terminate immediately upon his death. The Company may terminate Executive’s employment under this Agreement immediately upon giving notice of termination if Executive is totally disabled for an aggregate period of one hundred twenty (120) days in any consecutive twelve (12) calendar months, or for ninety (90) consecutive days.

(d)       Termination for Good Reason by the Executive. Executive may terminate his employment under this Agreement for “Good Reason” if any of the following circumstances occur:

(i) The Company materially changes the Executive’s duties and responsibilities from those set forth in Section 3(a) and (b) above and the change has not been rescinded to the Executive’s satisfaction within thirty (30) days after the Executive has advised the Company in writing of dissatisfaction with the change; and

 (ii) The Company materially breaches any of its other obligations under this Agreement and the breach is not cured in all material respects within thirty (30) days after the Executive has advised the Company in writing of the breach.

(e)        Without Cause by the Company. The Company may terminate Executive’s employment under this Agreement at any time without Cause pursuant to written notice provided to Executive not less than ninety (90) days in advance of such termination.

(f)        Without Good Reason by Executive. Executive may terminate his employment under this Agreement at any time without Good Reason pursuant to written notice provided to the Company not less than ninety (90) days in advance of such termination

 6.        Payments upon Termination.

(a)        Upon Termination for Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated by the Company for Cause or by Executive without Good Reason, the Company will pay and provide to Executive his Senior Advisor Salary through the Termination Date to the extent not already paid, and continue to provide Executive with his other benefits of employment through the Termination Date; provided, that, such termination shall not affect Executive’s right to receive the Other Benefits which Executive has received or is otherwise entitled to receive from time to time or at any time in consideration of his employment (whether vested or not vested) unless, pursuant to the express terms and conditions of the programs, policies and procedures established by the Company from time to time or at any time, in respect of the administration of such Other Benefits (collectively, “Other Benefit Programs”), independent grounds exist for the Company to revoke such Other Benefits. The Company will pay any Senior Advisor Salary referred to in this paragraph to Executive within thirty (30) days of the Termination Date.

(b)        Upon Termination Without Cause or For Good Reason. If Executive’s employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason, the Company will pay and provide to Executive the amounts and benefits specified in this Section 6(b) as follows:

(i)  Senior Advisor Salary payable to Executive for the entire Term, to the extent not already paid. All such payments shall be made to Executive within thirty (30) days of the Termination Date.

(ii) Continuing benefits at the levels specified in Section 3(e) through the last date of the Term.

(iii) All Other Benefits owing to Executive shall be paid to Executive in accordance with the terms of the Other Benefit Programs.

(c)        Upon Termination by Reason of Death. If Executive’s employment under this Agreement is terminated by reason of his death, the Company will pay, or cause to be paid, and provide, or cause to be provided, to Executive’s personal representative and his family, as appropriate, the amounts and benefits as follows:

(i) Executive’s Senior Advisor Salary for the then current payroll period through the Termination Date. The Company will pay this amount to Executive’s personal representative within thirty (30) days of the Termination Date.

(ii) Continuing benefits at the levels specified in Section 3(e) through the first anniversary of the Termination Date.

(iii) All Other Benefits owing to Executive shall be paid to Executive in accordance with the terms of the Other Benefit Programs.

(d)       Upon Termination by Reason of Disability. If Executive’s employment under this Agreement is terminated following Executive’s disability, the Company will pay, or cause to be paid to Executive or his family, as appropriate, the amounts and benefits as follows:

(i) Fifty percent (50%) of Executive’s Senior Advisor Salary payable to Executive for the entire Term, to the extent not already paid. The Company will pay such amount to Executive or his family, as appropriate, within thirty (30) days of the Termination Date.

            (ii) Continuing benefits at the levels specified in Section 3(e) of this Agreement through the first anniversary of the Termination Date.

(iii) All Other Benefits owing to Executive shall be paid to Executive in accordance with the terms of the Other Benefit Programs.

7.         Interest in Assets.  Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Company, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

8.         Indemnification.

(a)        The Company shall provide the Executive (including his heirs, personal representatives, executors and administrators) for the Term of this Agreement with coverage under a standard directors’ and officers’ liability insurance policy, at the Company’s sole cost and expense.

(b)        In addition to the insurance coverage provided for in paragraph (a) of this Section 8, the Company shall protect, defend, hold harmless and indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his serving as a senior advisor or having been an officer of the Company (whether or not he continues to be a senior advisor or an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

(c)        In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section 8, the Company shall, to the full extent permitted under applicable law, advance all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from the Executive:  (i) to reimburse the Company for all Expenses actually paid by the Company to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the Company for such Expenses; and (ii) to assign to the Company all rights of the Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Company to or on behalf of the Executive.

            9.         Release. Except with respect to claims, demands, actions or courses of action arising as a result of the failure of either the Company or Executive to observe and perform their respective obligations under this Agreement and the benefits payable to Executive under the SERP upon his retirement, death, or disability (which claims and benefits are expressly excluded from the release set forth in this Section (9), each of the Company and Executive, for himself and itself (as the case may be) and on behalf of their respective officers, directors, shareholders, affiliates, employees and its and their respective successors, assigns, heirs and legal representatives (as the case may be), hereby unconditionally and irrevocably releases, and forever discharges and waives the right to directly or indirectly initiate or continue any claim, demand, action or course of action against the other, whether now known or unknown, suspected or unsuspected, based on, arising out of or in connection with the employment relationship between the Executive and the Company.

10.       General Provisions.

(a)        Successors; Assignment..  This Agreement shall be binding upon and inure to the benefit of the Executive, the Company and his and its respective personal representatives, successors and assigns, and any successor or assign of the Company shall be deemed the “Company” hereunder.  The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

(b)        Entire Agreement; Modifications.  This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral.  Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Company.

(c)        Enforcement and Governing Law.  The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Ohio without reference to the law regarding conflicts of law.

(d)       Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within thirty (30) miles from the location of the Company, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(e)        Legal Fees.  All reasonable legal fees paid or incurred by the Executive or the Company (as the case may be) pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by (i) the Company, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement or (ii) the Executive, if the Company is successful on the merits pursuant to a legal judgment, arbitration or settlement.

(f)        Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(g)        Notices.  Notices pursuant to this Agreement shall be in writing and shall be mailed  or sent  by Federal Express for next day business delivery to the parties as follows: if to the Company, addressed to the principal headquarters of the Company, attention:   President and CEO; or, if to the Executive, to the address set forth below the Executive’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other. Notice by mail shall be deemed given when received; and shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid. Notices by Federal Express shall be deemed effective upon receipt.

(h)        No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that the Company or any of its subsidiaries may have against Executive; provided, that, the Company may set-off against (i) legal fees that it is entitled to receive from Executive pursuant to the express terms and conditions of Section 10(e) and (ii) Conditional Payments that it is entitled to receive from Executive pursuant to the express terms and conditions of the last sentence of Section 5(b). Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of employment by another employer or otherwise after the Effective Date. Neither the provisions of this Agreement nor the making of any payment provided for under this Agreement, nor the termination of the Company’s obligations under this Agreement, will reduce any amounts otherwise payable, or in any way diminish Executive’s rights, under any Other Benefit Programs of the Company, unless, pursuant to the express terms and conditions of the programs, policies and procedures established by the Company from time to time or at any time, in respect of the administration of such Other Benefit Programs, independent grounds exist for the Company to reduce or diminish such Other Benefits.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first

EXECUTIVE	COMPANY
Associated Estates Realty Corporation
/s/ Martin A. Fishman	By:/s/ Jeffrey I. Friedman
Martin A. Fishman	Name: Jeffrey I. Friedman
Title: President and CEO
Address:
27999 Fairmount Boulevard Pepper Pike, Ohio 44124

EXHIBIT A

Section 5.6 of the ASSOCIATED ESTATES REALTY CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (Restated)

5.6               Nondisclosure, Noncompetition, Noninterference, and Forfeiture for Cause.  Notwithstanding any provision of the Plan to the contrary, as a condition for receipt of any benefit under the Plan by a Participant or his Beneficiary, the Participant shall:

                                (a)                        At all times hold in strictest confidence and not disclose to any person, firm, corporation, partnership, proprietorship, or other entity, or use for his own benefit or on his own behalf, confidential data, marketing strategies (including customer lists), trade secrets, and other confidential information of the Company or the Related Company of any kind, including, without limitation, any and all manuals, designs, technical information, reports, customer information, sales records, contracts, books of accounts, financial information, business plans, pricing information, computer programs, information relating to the current or future operation of the business of the Company or any Related Company, acquisition and divestiture plans, analysis or strategies, research of any kind, and any information material to the present or future competitive, operating, financial, legal, or regulatory position of the Company and any Related Company or concerning the business or affairs of the Company or any Related Company.

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(b)                        Not, during the person of his employment with the Company and all Related Companies and for two years thereafter, without the prior written consent of the Company, either directly or indirectly, perform any advisory or consulting services for, operate or invest in (other than not more than one percent of the stock in a publicly-held corporation which is traded on a recognized securities exchange or over-the-counter), be employed by or an independent contractor of, or be a director, partner, or officer of, or otherwise become associated with in any capacity, any person, firm, corporation, partnership, proprietorship, or other entity which develops, sells, distributes, or performs products or services in competition with any products or services developed, sold, distributed, or performed by the Company or any Related Company.

(c)             Not, during the period of his employment with the Company and all Related Companies and for two years thereafter, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any employee, agent, or other representative or associate of the Company or any Related Company to terminate its relationship with the Company or Related Company or interfere with the relationship between the Company or a Related Company and any of their employees, agents, representatives, suppliers, customers, or distributors.

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(d)                        Not, at any time, make any statements, whether written, oral, or otherwise, which are negative or disparaging of the Company or any Related Company, or of the officers, directors, or shareholders of the Company or any Related Company; provided, however, that this paragraph (d) shall not prohibit the Participant from pursuing in good faith any non-frivolous, bona fide cause of action the Participant has against the Company or any Related Company.

Paragraph (a) of this Section 5.6 shall not:  (i) apply to any data, trade secret, or information which is or becomes generally available to or known by the public order than as a result of disclosure by a Participant, (ii) restrict the Participant during the period of his employment with the Company or a Related Company from disclosing any date, trade secret, or information in the furtherance of the business and affairs of the Company or a Related Company when such disclosure is authorized by the President of the Company, or (iii) restrict the Participant from disclosing any data, trade secret, or information which he is required to disclose under applicable law or regulation or by an order of a governmental agency or court.  In the event a Participant shall engage in any action prohibited by this Section 5.6, shall breach any provision of an employment agreement then in effective between the Participant and the Company or a Related Company, or shall be terminated from employment by the Company or a Related Company for cause, including on account of any violation of the Company’s standards of conduct as set forth in the Company’s Employee Handbook, all as determined by the Committee, the Participant shall, notwithstanding any provision of the Plan to the contrary, forfeit any amount then credited to his SERP Account, and neither the Participant nor his Beneficiary shall be entitled to any subsequent benefit or payments under the Plan. 3